For Immediate Release

PAUL SCHMIDMAN PROMOTED TO
PRESIDENT OF CENTERSTAGING CORP.
BY COMPANY’S BOARD OF DIRECTORS
***
Promotions Also in Effect for CenterStaging Founder and Chairman Johnny Caswell as Well as Vice Chairman and CEO Roger Paglia

BURBANK, CA (February 6, 2007) - Paul “Schmidi” Schmidman, veteran new media and entertainment executive, has been promoted to President of CenterStaging Corp. (OTCBB: CNSC).  Based on his expert management of the company’s online digital portal rehearsals.com, the CenterStaging Board of Directors approved Schmidman’s promotion from his previous post as Chief Operating Officer, which he held since July of 2006.  Mr. Schmidman, who will remain as Chief Operating Officer, will continue to be based at the CenterStaging headquarters in Burbank, CA.

The Board also elected Johnny Caswell, formerly the President, as Chairman of the Board, and CEO Roger Paglia as Vice Chairman of the Board.

“Joining the CenterStaging team last year was an honor, and my enthusiasm is even greater now as I begin my new responsibilities as President. I want to express my gratitude to the Board of Directors for granting me this incredible opportunity. I look forward to playing a greater role in the company and spearheading its mission of becoming a fully multi-platform media producer that is capable of carving out a leading role in the digital world,” states Paul “Schmidi” Schmidman, President and COO, CenterStaging. “The future of CenterStaging looks brighter than ever, as we continue to create unique content in multiple digital platforms and work with our partners at MLB.com in further developing rehearsals.com.”

“We were proud to welcome Paul “Schmidi” Schmidman into our family last year, knowing he was bringing to us his vast experience in the world of multi-media communication,” states Johnny Caswell, Founder and Chairman, CenterStaging. “In his relatively short but incredibly successful tenure in the office of the COO, Paul has admirably displayed a wealth of initiative, hard work and creative ideas. It was a no-brainer to promote him to the post of President, which he so richly deserves. Congratulations, Paul!”

Paul “Schmidi” Schmidman, a 30-year pioneer in the business side of technology, television, motion pictures, music, digital and entertainment sector, came to CenterStaging from AOL LLC where he held the position of Senior Vice President, Executive Corporate Relations, Office of the Chairman and CEO. During his tenure, he was instrumental in delivering strategic major key new entertainment initiatives and relationships to fruition that dramatically enhanced AOL position and reception in the entertainment world in general and Hollywood in particular. In the capacity of CenterStaging Corp. President and COO, Mr. Schmidman will lead the development and management of CenterStaging and rehearsals.com’s worldwide studio services and high-definition digital strategy, oversee and manage day-to-day company-wide operations and create viable new media products and services that will generate additional revenue streams. Further, he will work to enhance the company’s position in the entertainment world and the Hollywood community.

While at AOL, Mr. Schmidman was instrumental in the development and execution of both short and long-term strategies in the entertainment world and Hollywood, including M&A and joint venture strategy, negotiations and executions. Among his key accomplishments, he was responsible for getting AOL involved with the landmark Live 8 concert, the formation of Network Live, a joint venture with AOL, AEG and XM Radio, multiple major partnerships that AOL created with key Hollywood producers, directors and talent, key talent and management agencies, and the AOL involvements with community and philanthropic entertainment causes.

Working in partnership with Major League Baseball Advanced Media on the digital services part of the company’s business, rehearsals.com is currently showcasing exclusive live footage of John Mellencamp, Tom Petty, Norah Jones, Pussycat Dolls and many more of today’s hottest acts in private rehearsal sessions as they prepare for the stage and studio, as well as unique showcases of
“e-merging” artists such as Dark New Day, Jack’s Mannequin and Mike Corrado. rehearsals.com also features insightful interviews and private clinics with legendary sidemen and studio greats who have logged time with Paul McCartney, Eric Clapton, Stevie Wonder, Dr. Dre and Fiona Apple.

About CenterStaging Corp.
CenterStaging Corp. (OTCBB: CNSC) is a public company based in Burbank, CA with an office in Bensalem, PA and is the parent company of CenterStaging Musical Productions, Inc. and its division rehearsals.com. The Company provides rehearsal and production services for all facets of the entertainment industry. The 150,000 square foot facility features 11 rehearsal studios, one sound stage, a high-definition broadcast center, thousands of musical instruments and backline equipment in Burbank, CA. The facility houses rehearsals.com which is envisioned as a gateway into the professional artist’s workshop, and provides streaming video as well as digital audio programming, exclusive performances, candid artist interviews and intimate lessons from the masters. The teaming of CenterStaging and rehearsals.com mounts a powerful vertically integrated entertainment model that not only develops and produces content, but will deliver compelling programming to an online audience.

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CONTACT:
Elisa Chin, 818.559.4333
CenterStaging Corp.
investors@centerstaging.com

Larry Solters, 213.639.6160
Erik Stein, 213.639.6162
Scoop Marketing
estein@solters.com